UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2008

Stamps.com Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26427	77-0454966
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12959 Coral Tree Place, Los Angeles, CA	90066-7020
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (310) 482-5800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2008, the compensation committee of our Board of Directors approved a non-equity incentive plan for 2008 (the “2008 Plan”) under which our executive management is eligible for cash bonus awards. The 2008 Plan set a base level aggregate bonus pool (the “Base Pool”), which may be adjusted based on our performance relative to targets for 2008 revenue, 2008 EBITDA, and 2008 customer acquisition. Depending on our actual 2008 performance in these areas, the final bonus pool could range from zero to twice the Base Pool. Once the final bonus pool is determined after year end, it will be allocated to individual employees by the compensation committee based on its assessment of that employee’s individual performance. No individual executive manager has an individual bonus guarantee under the 2008 Plan, so any individual manager could receive a bonus of zero. The compensation committee set the amount of the Base Pool so that executive management as a group would receive a total cash compensation for 2008 at approximately the median level (50th percentile) versus comparable individuals at comparable companies. The final bonus awards could be higher or lower that those prescribed by the 2008 Plan at the discretion of the compensation committee.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stamps.com Inc.
(Registrant)

March 11, 2008	/s/ Kenneth McBride
Date	(Signature)

Kenneth McBride,
Chief Executive Officer